Exhibit 99.2

Stratex Announces Completion of Merger to Advance Exploration, Acquisition and Production of Oil and Gas Properties in the United States

Watertown, CT, July 9, 2012 (GLOBE NEWSWIRE) – Stratex Oil & Gas Holdings, Inc. (OTCQB:PWMY) (“Stratex”), today announced the successful completion of a merger on July 6, 2012 with Stratex Oil & Gas, Inc. (the “Merger”), an oil and gas company specializing in the exploration, acquisition and production of oil and gas properties in the United States.  Stratex has taken this step in order to access the public capital markets as well as to increase visibility to its current and future shareholders. “While we are very pleased to have accomplished this goal, we remain focused on building our acreage position, increasing the number of wells we are participating in and growing our revenue”, stated Stephen Funk, CEO and Chairman of Stratex. “There are many opportunities in the market place right now and we are evaluating each one thoroughly.  We expect to have additional information to share with the investment community in the near future.”

We will be filing an 8-K with the Securities and Exchange commission and requesting a symbol change this week.

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About Stratex Oil & Gas Holdings, Inc.

Stratex is an independent energy company focused on the exploration, acquisition, and production of crude oil in the Bakken and Three Forks formations in North Dakota and Montana. Its oil and natural gas operations are primarily concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana, and the Green River Basin of Wyoming. Stratex’s corporate strategy is to internally identify prospects, acquire lands encompassing those prospects, and evaluate those prospects using subsurface geology, geophysical data, and exploratory drilling.  Using this strategy, Stratex has developed an oil portfolio of proven reserves, as well as development and exploratory drilling opportunities on high potential oil prospects.

Stratex’s core operating areas are the Williston Basin in North Dakota and Montana, and the Denver-Julesburg Basin in Colorado.  In the Williston Basin, Stratex focuses on oil production from multiple zones including the Bakken Shale and Three Forks Sanish Formations. In the Denver-Julesberg Basin, Stratex focuses on the Niobrara Formations.

Stratex engages geologists, petroleum engineers, and geophysicists with years of relevant industry experience in the basins where the Company operates.  Stratex strives to retain operations on its lands wherever possible in order to control the timing of the development of its leasehold. For more information visit: http://www.stratexoil.com

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" "project" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward- looking statements may not occur. Factors that could cause or contribute to such differences include the ability of Stratex Oil & Gas to attract customers for its services, and to continue developing its oil & gas assets.  Further information on Stratex's risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 8-K filed in connection with the Merger. Stratex Oil & Gas does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Investor Contact:

Gerald Kieft
The WSR Group
772-219-7525 (tel)
IR@theWSRgroup.com